WE'RE GOING PUBLIC

Our mission, to catalyze the shift to a sustainable transportation system, is a mission in the public interest. For the first time, early adopters, brand believers and members of the general public – not just accredited investors – will be able to own equity in Arcimoto.


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ARCIMOTO STORY


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IN-DEPTH INTERVIEW
MARK FROHNMAYER

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ARCIMOTO'S THESIS








Disruptive Product: Existing manufacturers have not provided a viable vehicle in this class.

Disruptive Price Point: An urban-focused vehicle must be ultra-affordable to fundamentally shift the marketplace.

Daily Utility: The SRK's 80 mph top speed allows it to be used both on city streets and high-speed expressways, and its right-sized footprint allows three SRKs to be parked in a single space, while still providing two comfortable seats, plenty of room for groceries, safety features, optional doors, storage options, solo access to the carpool lane and delivery capability.

Capital Efficient Development: Arcimoto's lean operations have designed and brought the SRK to pre-production ready with approximately $10 million invested.

Capital Efficient Production: Arcimoto's use of design patterns that leverage flexible, advanced manufacturing equipment means a significant reduction in capital cost to start serial production versus typical automotive programs.

Incredibly Fun: The SRK provides full torque right off the line and accelerates from 0 to 60 mph in approximately seven and a half seconds. The SRK's three-wheeled vehicle architecture features a low-and-forward center of gravity and dual-motor front-wheel drive.

KEY USES OF PROCEEDS

Complete design and testing of the SRK.

Build in the Phase 1 assembly facility and start production.

Prepare for scale manufacture.


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INDICATE INTEREST

We filed our Form 1-A offering circular with the SEC for review on June 22, 2017. While we await qualification from the SEC, you can indicate your investment interest and register for email news and notifications by submitting the following form:

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We'll keep you up-to-date on our public offering progress, and let you know when shares are available for purchase.

A NEW KIND OF IPO

The JOBS Act, passed in 2012, greatly expanded entrepreneurs' access to capital, allowing them to go to the crowd and publicly advertise their capital raises. The biggest piece of this landmark legislation went into effect in June 2015, which included a new, simplified pathway for companies to go public. Under Regulation A, growth-stage companies can efficiently offer their shares to the general public, not just accredited investors.

Arcimoto's IPO "road show" is literal. We're on tour around the country showing off the SRK and sharing the Arcimoto story with institutional investors and retail stock buyers alike, and the reception so far has been as enthusiastically positive as ever. Yahoo Finance headlined our kickoff week in New York, "Arcimoto's electric 3-wheeler makes New York traffic fun." It doesn't get much better than that! You can view the video interview (parts 1 and 2) below:


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Our upcoming events page shows our tour stops in the next few weeks as we get the offering underway.

UNDERWRITTEN BY A LEGEND

Arcimoto's public offering is exclusively underwritten by WR Hambrecht + Co. WR Hambrecht + Co was founded in January 1998 to level the playing field for investors and their corporate clients. WRH's Founder, Bill Hambrecht, is a Silicon Valley pioneer who has been financing growth companies from Apple to Google during his time at Hambrecht & Quist and WRH+Co. The firm's impartial auctions have dramatically changed the traditional investment banking landscape by allowing the market itself to determine pricing and allocations.


ARCIMOTO
SRK

Learn more about Team Arcimoto

Watch more cool videos

Check out all the gushing press coverage

Explore the vehicle's features and specifications

An indication of interest involves no obligation or commitment of any kind.

No money or other consideration is being solicited, and if sent in response, will not be accepted.

An offering statement regarding this offering has been filed with the SEC. You may obtain a copy of the preliminary offering circular that is part of that offering statement here.

No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement has been qualfied by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

Arcimoto World Headquarters 544 Blair Blvd. Eugene, OR 97402
info@arcimoto.com 541.683.6293